Subsidiaries of the Registrant Company          State of Incorporation
--------------------------------------          ----------------------
ImageMax of Virginia, Inc.                      Virginia
ImageMax of Arizona, Inc.                       Pennsylvania
ImageMax of Ohio, Inc.                          Ohio
Ammcorp Acquisition Corp.                       Pennsylvania
ImageMax of Indiana, Corp.                      Indiana
ImageMax of Delaware, Inc.                      Delaware